Exhibit 99.1

FOR IMMEDIATE RELEASE August 22, 2014	Investor Contact:	Trina Schurman Nordstrom 206-233-6503

	Media Contact:	Dan Evans Nordstrom 206-303-3036

NORDSTROM COMPLETES ACQUISITION OF TRUNK CLUB

SEATTLE (August 22, 2014) — Seattle-based Nordstrom, Inc. (NYSE: JWN) announced today the closing on August 22, 2014 of its acquisition of Trunk Club, a leading personalized clothing service for men. The Company previously announced its proposed acquisition of Trunk Club by press release on July 31, 2014.

The Company believes this acquisition represents a natural extension of its core business, aligns with its strategic priorities around a relevant customer experience and accelerates entry into this fast-growing market.

About Nordstrom

Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 270 stores in 36 states, including 116 full-line stores, 151 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com, the newly developed e-commerce site Nordstromrack.com, and its online private sale site, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

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Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the company’s management. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; the anticipated financial performance of Trunk Club and the anticipated impact of the Trunk Club acquisition on the company’s performance; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; the impact of economic and market conditions and the resultant impact on consumer spending patterns; and our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online. Our SEC reports, including our Form 10-K for the fiscal year ended February 1, 2014, and our Form 10-Q for the fiscal quarter ended May 3, 2014, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.